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                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACTS:

Darby Dye                             Manfred Mueller
Investor Relations - US               Investor Relations - Europe
510 360 2302                          +49 89 9595 5140
ddye@scmmicro.com                     mmueller@scmmicro.de

                       SCM MICROSYSTEMS ANNOUNCES SALE OF
              DAZZLE(TM) DIGITAL MEDIA AND VIDEO CONSUMER BUSINESS
        Secure access leader to focus on core security solutions business

FREMONT, CALIF. - June 30, 2003 - SCM Microsystems, Inc. (Nasdaq: SCMM; Prime
Standard: SMY), a leading provider of solutions that open the Digital World, today announced the completion of its strategy to divest its Dazzle Digital Media and Video consumer business and focus on the security market.

      SCM has agreed to sell its digital video business to Pinnacle Systems, Inc. (Nasdaq: PCLE) for $21.5 million in Pinnacle Systems common stock, subject to final valuation of assets of the business at closing. The deal is expected to close within 30 days, subject to customary closing conditions.

      "We are delighted to round out our award-winning offerings of consumer video editing solutions with Dazzle's technology and brand," said J. Kim Fennell, president and chief executive officer of Pinnacle Systems, Inc. "Our goal is to make the blending of our great video editing solutions as smooth and transparent as possible for our mutual customers."

      As part of the divestiture, SCM also is selling its digital media reader consumer business to Zio Corporation, which will focus on supporting and building on the success of the Dazzle brand in the digital reader market. The company will distribute the digital media products, including existing inventories, through established sales channels and will assume certain liabilities and supply arrangements for the planned disposition of reader inventory.

      Zio is headed by Andrew Warner, SCM's chief financial officer, who has also served as executive vice president of the Digital Media and Video division for the past two years. Warner is resigning from SCM effective today (see separate release, "SCM Microsystems Names New CFO" dated June 30, 2003). SCM will retain the division's core ASIC technology for interface and connectivity.
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      Commented Robert Schneider, chief executive officer, "With the sale of our retail-based Digital Media and Video business, we have cleared the way to execute on our vision to focus on the security market. We can now simplify our business model and concentrate our full attention on developing and supplying premier solutions for secure digital access." As a security company, SCM will provide secure access solutions based on smart card technology for broadcast decryption, network authentication and personal identification, and physical access.

      SCM today also announced the restructuring of its Security business. "We have taken a number of measures to realign our organization around the security market and strengthen our operational efficiency," explained Schneider. "By consolidating and leveraging resources, we are better positioned to respond more quickly and effectively to the needs of our customers and to weather the challenges of operating in a tough economic environment."

      In association with the sale of its Digital Media and Video consumer business and the restructuring of its Security business, SCM expects to record net charges of between $35 million and $45 million during the remainder of 2003, consisting primarily of the write down of assets.

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Conference Call Information

SCM will hold a conference call and Webcast on June 30, 2003 at 8:30 AM Eastern Time (2:30 PM Central European Time) to discuss the divestment of its Digital Media and Video consumer business and the restructuring of its Security business. The dial in number for the call is +1 212-346-6478. The Webcast can be accessed at www.scmmicro.com/ir_en/index.html.

Replay information

For those unable to attend, a telephonic replay of the call will be available through 10:30 A.M. EDT July 7, 2003 at 800-633-8284 and for callers outside the U.S., +1 402-977-9140. The Reservation Number required to access the replay is 21154106.

ABOUT PINNACLE SYSTEMS, INC.

Pinnacle Systems provides broadcasters and consumers with cutting-edge digital media creation, storage, and play-back solutions for use at Home, at Work and on the Air. Pinnacle Systems' award winning digital media solutions are in use around the world for broadcast, cable and
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satellite television, video editing, DVD and CDR authoring and on the Internet.
A recognized industry leader, the company has received eight prestigious Emmy Awards for its technical innovations and carries this commitment throughout all of its product lines. Pinnacle Systems may be reached at (650) 526-1600 or at www.pinnaclesys.com.

ABOUT SCM MICROSYSTEMS

SCM Microsystems is a leading supplier of solutions that open the Digital World by enabling people to conveniently access digital content and services. The company markets and sells its smart card reader technology for network and physical access and conditional access modules for secure digital TV decryption to OEM customers in the government, financial, enterprise and broadcasting markets worldwide. Global headquarters are in Fremont, California, with European headquarters in Ismaning, Germany. For additional information, visit the SCM Microsystems web site at www.scmmicro.com.

NOTE: This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. These statements are subject to risks and uncertainties which may cause actual results to differ materially from those contemplated herein. These include our statements regarding (i) the expected timing and benefits of the sale of the Company's digital video business to Pinnacle Systems and the transfer of the Company's digital media reader business to Zio Corporation; (ii) the Company's belief that the restructuring of its Security business will enable it to improve its competitive position; and (iii) the timing and size of any charges related to the sale of the digital video business, transfer of the digital media reader business and restructuring of the Security business.. Actual results could differ materially. The transactions to sell the Company's digital video and digital media reader businesses may not close, or closing may take longer than expected. Any delay in closing could decrease the value of and increase the costs of the transactions. In addition, the Company may experience greater volatility in sales and net margins as a security company, as the Company's revenues will depend upon fewer markets and customers. For a discussion of further risks and uncertainties related to SCM's business, please refer to SCM's public company reports, including the Report on Form 10-Q for the quarter ended March 31, 2003, filed with the U.S. Securities and Exchange Commission.

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Note: All trademarks are the property of their respective holders.

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